SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Harley-Davidson, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1382325
(State of incorporation or organization)	(IRS Employer Identification No.)

3700 West Juneau Avenue, Milwaukee, Wisconsin	53208
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

This Form 8-A/A is filed by Harley-Davidson, Inc. (the “Company”) to amend and restate Item 1 of the Form 8-A filed by the Company on March 7, 2000 to reflect the expiration of the Preferred Share Purchase Rights (the “Rights”) registered on such Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered.

On August 20, 2010, the “Final Expiration Date” occurred under the Rights Agreement, dated as of February 17, 2000, between the Company and Computershare Investor Services, LLC (successor to Firstar Bank, N.A.) (the “Rights Agreement”). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $0.01 per share, of the Company no longer is accompanied by a right to purchase, under certain circumstances, one ten-thousandth of a share of Series A Junior Participating Preferred Stock of the Company. The terms of the Rights Agreement and the Rights issued thereunder are described in the Company’s Registration Statement on Form 8-A filed on March 7, 2000. Shareholders of the Company were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HARLEY-DAVIDSON, INC.

Date: September 10, 2010	By:	/s/ Paul J. Jones
Paul J. Jones
Vice President, General Counsel and Secretary

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